Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan and NGM Biopharmaceuticals, Inc. 2019 Employee Stock Purchase Plan of our reports dated February 28, 2023, with respect to the consolidated financial statements of NGM Biopharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of NGM Biopharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
February 28, 2023